Exhibit 99

News Contact:	Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release August 13, 2009
IKONICS REPORTS SECOND QUARTER RESULTS
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported a 13% decline in 2009 second quarter sales to $3,787,000 compared to the same period in 2008. Earnings per share decreased by 59% to $0.07 per share, down from the $0.17 per share earned in the second quarter of 2008. Despite the sales and earnings decreases the Company generated over $730,000 in cash from operating activities for the first six months of 2009.
Bill Ulland, IKONICS CEO, said, “The recession continues to impact our sales. Although we have recently experienced an increase in revenue from our new businesses, it has been insufficient to compensate for declines in some of our traditional markets, particularly European sales and our higher margin awards and recognition segment.”
“I anticipate that our sales decline will begin to level off and start to trend upward in the second half of 2009, but gross profit will trail that trend until our new businesses accelerate their growth. In the meantime, we are controlling costs without neglecting our growth plans,” added Ulland.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended June 30, 2009 and 2008

	Three Months Ended		Six Months Ended
	06/30/09	06/30/08	06/30/09	06/30/08
Net sales	$3,786,501	$4,330,059	$7,349,713	$8,110,907

Cost of goods sold	2,329,999	2,468,468	4,487,897	4,620,261

Gross profit	1,456,502	1,861,591	2,861,816	3,490,646

Operating expenses	1,251,832	1,322,705	2,640,696	2,904,640

Income from operations	204,670	538,886	221,120	586,006

Gain on sale of investment	9,631	—	29,762	—

Interest income	2,050	23,697	2,120	67,372

Income before income taxes	216,351	562,583	253,002	653,378

Income tax expense	69,603	204,146	53,119	189,303

Net income	$146,748	$358,437	$199,883	$464,075

Earnings per common share-diluted	$0.07	$0.17	$0.10	$0.22

Average shares outstanding-diluted	1,973,514	2,080,617	1,981,677	2,068,292
Condensed Balance Sheets
As of June 30, 2009 and December 31, 2008

	06/30/09	12/31/08
Assets
Current assets	$5,788,143	$5,562,130
Property, plant and equipment, net	5,429,097	5,602,063
Investment in non-marketable equity securities	918,951	918,951
Intangible assets	367,092	403,285

	$12,503,283	$12,486,429

Liabilities and Stockholders’ Equity
Current liabilities	$805,208	$909,789
Deferred income taxes	178,000	143,000
Long term debt	—	—
Stockholders’ equity	11,520,075	11,433,640

	$12,503,283	$12,486,429

CONDENSED STATEMENTS OF CASH FLOW
For the Six Months Ended June 30, 2009 and 2008

	6/30/09	6/30/08
Net cash provided by operating activities	$733,433	$716,151

Net cash provided by (used in) investing activities	(629,304)	2,695,420

Net cash provided by (used in) financing activities	(123,844)	146,031

Net increase (decrease) in cash and cash equivalents	(19,715)	3,557,602

Cash and cash equivalents at beginning of period	901,738	1,230,020

Cash and cash equivalents at end of period	$882,023	$4,787,622